Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (and no tenders will be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction in compliance with such applicable laws. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lazard Frères & Co. LLC, the dealer-managers for the Offer (the “Dealer-Managers”), or by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ONYX PHARMACEUTICALS, INC.

at

$125.00 Net Per Share

by

ARENA ACQUISITION COMPANY,

a wholly owned subsidiary of

AMGEN INC.

Arena Acquisition Company, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Amgen Inc., a Delaware corporation (“Amgen”), is offering to purchase all of the shares of common stock, par value $0.001 per share (the “Shares”), of Onyx Pharmaceuticals, Inc., a Delaware corporation (“Onyx”), that are issued and outstanding at a price of $125.00 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated September 3, 2013 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees, commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the sale of Shares to Purchaser pursuant to the Offer. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 1, 2013 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 30, 2013), UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 24, 2013, by and among Amgen, Purchaser and Onyx (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into Onyx (the “Merger”), with Onyx continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Amgen. Because the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”), no stockholder vote will be required to consummate the Merger. At the effective time of the Merger, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in the Offer to Purchase) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by

Amgen, Onyx or any of their respective wholly owned subsidiaries, which Shares will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. As a result of the Merger, the Shares will cease to be publicly traded and Onyx will become wholly owned by Amgen. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) there being validly tendered (not including as tendered Shares tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Date) and not properly withdrawn that number of Shares that when added to the Shares then owned by Purchaser would represent one Share more than one-half (1/2) of the sum of (1) all Shares then outstanding and (2) all Shares that Onyx may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding options, restricted shares, restricted stock units, performance stock units and other awards consisting of Shares granted and outstanding under Onyx’s equity plans and the Onyx 4.00% Convertible Senior Notes due 2016 (including the effect of any make-whole provision and assuming conversions are settled in full in Shares, assuming the effectiveness thereof occurred on the Expiration Date), regardless of the conversion or exercise price or other terms and conditions thereof) (the “Minimum Condition”) and (ii) the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, as well as other customary conditions as described in Section 15 of the Offer to Purchase.

THE BOARD OF DIRECTORS OF ONYX UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR

SHARES INTO THE OFFER.

After careful consideration, the board of directors of Onyx (the “Onyx Board”) has unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Onyx and its stockholders, (2) approved, and declared advisable, the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement in accordance with the requirements of Delaware law and (3) resolved to recommend that Onyx’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer to Purchase, the Letter of Transmittal and Onyx’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Onyx Board and the reasons therefor) contain important information. Stockholders should carefully read these documents in their entirety before making a decision with respect to the Offer.

Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition, which the Purchaser may not waive), subject to the terms of the Merger Agreement and applicable law. Pursuant to the Merger Agreement, Purchaser is required to extend the Offer (a) for periods of not more than five business days each or such other number of business days as Onyx, Amgen and Purchaser may agree, but not beyond February 24, 2014 (the “End Date”) in order to permit the satisfaction of all remaining conditions (subject to the right of Purchaser to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which may not be waived by Purchaser) and (b) for any period or periods required by applicable law or any interpretation or position of the Securities and Exchange Commission or its staff or the NASDAQ Stock Market or its staff, provided Purchaser is not obligated to extend the Offer beyond the End Date.

Pursuant to the Merger Agreement and in accordance with Rule 14d-11 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), but in all instances subject to the provisions of Section 251(h) of the DGCL and Purchaser’s obligation to consummate the Merger as soon as practicable following the consummation of the Offer and satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser may elect to provide a subsequent offering period (and one or more extensions thereof) following the Expiration Date. Because the Merger will be governed by Section 251(h) of the DGCL, Purchaser does not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If Purchaser elects to provide a subsequent offering period, it will be an additional period of time, following the Expiration Date, during which stockholders may tender any Shares not previously tendered into the Offer prior to the Expiration Date (or Shares previously tendered and later withdrawn prior to the Expiration Date) and not withdrawn. If Purchaser elects to provide a subsequent offering period, (i) it will remain open for such period or periods as Purchaser will specify of neither less than three business days nor more than 20 business days following the Expiration Date, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered during such period may not be withdrawn pursuant to Rule 14d-7(a)(2) under the Exchange Act, (iii) Purchaser will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will promptly accept for payment and promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders of record for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making payment for Shares.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase) in lieu of such Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after November 2, 2013, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in the Offer to Purchase.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion.

Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. None of Purchaser, the Depositary, the Information Agent (as defined below), the Dealer-Managers or any other person will be under any duty to give notification of any defects or irregularities in any tenders or in any notice of withdrawal or incur any liability for failure to give any such notification.

Onyx has provided Purchaser with Onyx’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Onyx’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law) will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder (as defined in the Offer to Purchase) of Shares will recognize gain or loss in an amount equal to the difference between such United

States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) and the amount of cash received therefor. For a more detailed description of certain United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its tax advisor about the particular tax consequences to such holder of tendering Shares into the Offer, exchanging Shares in the Merger or exercising appraisal rights.

The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), may be contacted at the address and telephone numbers set forth below for questions and/or requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials. Such copies will be furnished promptly at Purchaser’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

Except as set forth in the Offer to Purchase, neither Purchaser nor Amgen will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

The Dealer-Managers for the Offer are:

BofA Merrill Lynch Merrill Lynch, Pierce, Fenner & Smith Incorporated Bank of America Tower One Bryant Park New York, New York 10036 Call Toll Free: (888) 803-9655	Lazard Frères & Co. LLC Lazard Frères & Co. LLC 30 Rockefeller Plaza New York, New York 10020 Call Toll Free: (877) 364-0850

September 3, 2013

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